United States securities and exchange commission logo





                     August 17, 2021

       Kevin B. Habicht
       Chief Financial Officer
       National Retail Properties, Inc.
       450 South Orange Avenue, Suite 900
       Orlando, FL 32801

                                                        Re: National Retail
Properties, Inc.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 11,
2021
                                                            File No. 001-11290

       Dear Mr. Habicht:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction